Optinose Reports Third Quarter 2024 Financial Results and Recent Operational Highlights

Company reports Q3 2024 XHANCE net revenue of $20.4 million, an increase of 3% compared to Q3 2023

Company reports positive inflection in new prescriptions of XHANCE starting in September

Company decreases full year 2024 XHANCE net revenue guidance to be between $75.0 to $79.0 million and increases expected average net revenue per prescription guidance to be approximately $270

Company decreases full year 2024 operating expenses guidance to be between $90.0 to $93.0 million

Conference call and webcast to be held today at 8:00 a.m. Eastern Time

YARDLEY, Pa., Nov. 12, 2024 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter ended September 30, 2024, and provided recent operational highlights.

“While our revenue in third quarter was not in line with our expectations, we believe that we are now observing a clear inflection in new prescription demand," stated CEO Ramy Mahmoud, MD, MPH. "We believe the recent accelerating trend in new prescription demand reinforces the magnitude of the longer-term opportunity. In addition, we believe that our experience in the initial phases of the launch has improved our understanding of the key drivers of adoption and that this experience will help support achievement of our peak year objective."

Third Quarter 2024 and Recent Highlights

New Prescriptions (NRx)
The four-week moving average of weekly NRx ranged between approximately 1,760 to 1,960 for the weeks ended June 28, 2024 through September 6, 2024. With the inflection first observed in September, the moving average increased to approximately 2,300 to 2,500 NRx per week in October (through the week ended October 25) an increase of approximately 20% to 40% percent compared to the prior range. In addition, NRx for the most recent six weeks ending the week of October 25th include the top five ranked weeks for NRx in 2024.

Third Quarter 2024 Financial Results

Total revenues
The Company reported $20.4 million in net revenue from sales of XHANCE during the three-month period ended September 30, 2024, an increase of 3% compared to $19.8 million during the three-month period ended September 30, 2023. For the nine-month period ended September 30, 2024, the Company reported $55.8 million in net revenue from sales of XHANCE, an increase of 9% compared to the nine-month period ended September 30, 2023.

Costs and expenses and net loss
For the three-month and nine-month periods ended September 30, 2024, research and development expenses were $0.9 million and $3.1 million, respectively. Selling, general and administrative expenses were $19.5 million and $64.1 million, respectively, for the three-month and nine-month periods ended September 30, 2024.

The net income for the three-month period ended September 30, 2024 was $0.5 million, or $0.00 per share (diluted). The net loss for the nine-month period ended September 30, 2024 was $21.2 million, or $0.20 per share (diluted).

Balance Sheet
The Company had cash and cash equivalents of $82.5 million as of September 30, 2024.

Financial Guidance

XHANCE Net Revenue
The Company expects XHANCE net revenues for the full year of 2024 to be between $75.0 to $79.0 million. Previously the Company expected XHANCE net revenues for the full year of 2024 to be between $85.0 to $90.0 million.

XHANCE Average Net Revenue per Prescription
The Company expects full year 2024 XHANCE average net revenue per prescription to be approximately $270. Previously the Company expected full year 2024 XHANCE average net revenue per prescription to exceed $250.

Operating Expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2024 to be between $90.0 to $93.0 million, of which the Company expects stock-based compensation to be approximately $6.0 million. Previously the Company expected total GAAP operating expenses for 2024 to be between $95.0 to $101.0 million, of which the Company expected stock-based compensation to be approximately $6.0 million.

Company to Host Conference Call
Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 8:00 a.m. Eastern Time today.

Participants may access the conference call live via webcast by visiting the Investors section of Optinose’s website at http://ir.optinose.com/presentations. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a personal PIN that can be used to access the call. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues:
Net product revenues	$20,437	$19,823	$55,807	$51,122
Total revenues	20,437	19,823	55,807	51,122
Costs and expenses:
Cost of product sales	$2,065	$2,225	$5,277	$6,502
Research and development	949	1,281	3,083	4,017
Selling, general and administrative	19,475	18,011	64,121	60,839
Total costs and expenses	22,489	21,517	72,481	71,358
Loss from operations	(2,052)	(1,694)	(16,674)	(20,236)
Other (income) expense	(2,519)	7,600	4,507	5,280
Net income (loss)	$467	$(9,294)	$(21,181)	$(25,516)

Less: undistributed earnings to participating shareholders	(74)	—	—	—
Net income (loss) - basic	$393	$(9,294)	$(21,181)	$(25,516)
Net income (loss) per share of common stock - basic	$—	$(0.08)	$(0.15)	$(0.23)
Weighted average common shares outstanding - basic	174,328,570	112,230,155	144,900,726	111,996,456

Net income (loss) - basic	$393	$(9,294)	$(21,181)	$(25,516)
Add: Unrealized gain on the fair value of warrants	—	—	(8,700)	—
Net income (loss) - diluted	$393	$(9,294)	$(29,881)	$(25,516)
Net income (loss) per share of common stock - diluted	$—	$(0.08)	$(0.20)	$(0.23)
Weighted average common shares outstanding - diluted	174,369,875	112,230,155	149,634,133	111,996,456

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)
Cash and cash equivalents	$82,497	$73,684
Other assets	48,523	34,045
Total assets	$131,020	$107,729

Total current liabilities (1)	$162,430	$176,524
Other liabilities	9,687	17,811
Total stockholders' equity	(41,097)	(86,606)
Total liabilities and stockholders' equity	$131,020	$107,729

(1) – All outstanding principal and fees payable upon maturity have been classified as a current liability in accordance with Generally Accepted Accounting Principles ("GAAP") because, as of the date hereof, the Company believes that it is probable that it will not maintain compliance with certain financial covenants contained in its Amended and Restated Note Purchase Agreement for at least the next 12-months. As a result, the Company's unaudited financial statements for the three and nine months ended September 30, 2024 (“3Q2024 Financial Statements”) will state that there is substantial doubt about the Company's ability to continue as a going concern (i.e., a "going concern" paragraph). Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (including the 3Q2024 Financial Statements) which will be filed after the issuance of this press release for additional information..

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

About XHANCE
XHANCE is a drug-device combination product that uses the Exhalation Delivery System™ (also referred to as the EDS®) designed to deliver a topical steroid to the high and deep regions of the nasal cavity where sinuses ventilate and drain. XHANCE is approved by the U.S. Food and Drug Administration for both the treatment of chronic rhinosinusitis without nasal polyps (also called chronic sinusitis) and chronic rhinosinusitis with nasal polyps (also called nasal polyps) in patients 18 years of age or older.

IMPORTANT SAFETY INFORMATION
CONTRAINDICATIONS: Hypersensitivity to any ingredient in XHANCE.
WARNINGS AND PRECAUTIONS:
•Local nasal adverse reactions, including epistaxis, erosion, ulceration, septal perforation, Candida albicans infection, and impaired wound healing, can occur. Monitor patients periodically for signs of possible changes on the nasal mucosa. Avoid use in patients with recent nasal ulcerations, nasal surgery, or nasal trauma until healing has occurred.
•Glaucoma and cataracts may occur with long-term use. Consider referral to an ophthalmologist in patients who develop ocular symptoms or use XHANCE long-term.
•Hypersensitivity reactions (e.g., anaphylaxis, angioedema, urticaria, contact dermatitis, rash, hypotension, and bronchospasm) have been reported after administration of fluticasone propionate. Discontinue XHANCE if such reactions occur.

•Immunosuppression and infections can occur, including potential increased susceptibility to or worsening of infections (e.g., existing tuberculosis; fungal, bacterial, viral, or parasitic infection; ocular herpes simplex). Use with caution in patients with these infections. More serious or even fatal course of chickenpox or measles can occur in susceptible patients.
•Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage in susceptible individuals. If such changes occur, discontinue XHANCE slowly.
•Assess for decrease in bone mineral density initially and periodically thereafter.

ADVERSE REACTIONS:
•Chronic rhinosinusitis without nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, headache, and nasopharyngitis.
•Chronic rhinosinusitis with nasal polyps: The most common adverse reactions (incidence ≥3%) are epistaxis, nasal septal ulceration, nasopharyngitis, nasal mucosal erythema, nasal mucosal ulcerations, nasal congestion, acute sinusitis, nasal septal erythema, headache, and pharyngitis.

DRUG INTERACTIONS: Strong cytochrome P450 3A4 inhibitors (e.g., ritonavir, ketoconazole): Use not recommended. May increase risk of systemic corticosteroid effects.

USE IN SPECIFIC POPULATIONS: Hepatic impairment. Monitor patients for signs of increased drug exposure.
Please see full Prescribing Information, including Instructions for Use

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the potential benefits of XHANCE as the first FDA-approved drug treatment for chronic rhinosinusitis without nasal polyps (also referred to as chronic sinusitis) and expanded market opportunities relating thereto; the potential benefits of the Exhalation Delivery System; the Company’s expectations for XHANCE net revenue and average net revenue per prescription for full year 2024; the Company’s expectations for GAAP operating expenses (selling, general and administrative expenses and research & development expenses) and stock-based compensation for 2024; key drivers that generate promotional response for XHANCE; the Company's believe that the inflection in new prescription demand which started in September reinforces the magnitude of the longer-term opportunity for XHANCE; the Company's belief that its experience in the initial phases of the launch has improved its understanding of the key drivers of adoption and that this experience will help support achievement of its peak year objective for XHANCE; the Company's belief that it is probable that it will not maintain compliance with certain financial covenants contained in its Amended and Restated Note Purchase Agreement for at least the next 12-months and the consequences thereof; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives, strategies and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: physician and patient acceptance of XHANCE for its new indication; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (including its new indication); the prevalence of chronic sinusitis and market opportunities for XHANCE may be smaller than expected; the Company’s ability to efficiently generate XHANCE prescriptions and net revenues; unanticipated costs and expenses; the Company's ability to achieve its financial guidance; the risk that the positive inflection in new XHANCE prescriptions starting in September does not continue and grow; the Company’s ability to comply with the covenants and other terms of its Amended and Restated Note Purchase Agreement; the Company’s ability to continue as a going concern; risks and uncertainties relating to intellectual property and competitive products; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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